Exhibit 10.1

PURCHASE AND SALE AGREEMENT
Dated as of August 28, 2013

among
CELANESE ACETATE LLC,
CELANESE LTD.
and
TICONA POLYMERS, INC.,
as Originators,
THE OTHER ORIGINATORS FROM TIME TO TIME PARTY HERETO,
CELANESE INTERNATIONAL CORPORATION,
as Servicer,
and
CE RECEIVABLES LLC,
as Buyer

CONTENTS
Clause	Subject Matter	Page

ARTICLE I
AGREEMENT TO PURCHASE AND SELL
1
SECTION 1.1	Agreement To Purchase and Sell	1
SECTION 1.2	Timing of Purchases	2
SECTION 1.3	Consideration for Purchases	2
SECTION 1.4	Purchase and Sale Termination Date	2
SECTION 1.5	Intention of the Parties	3
ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE
3
SECTION 2.1	Purchase Report	3
SECTION 2.2	Calculation of Purchase Price	3
ARTICLE III
CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE
4
SECTION 3.1	Initial Contribution of Receivables and Initial Purchase Price Payment	4
SECTION 3.2	Subsequent Purchase Price Payments	4
SECTION 3.3	Letters of Credit	5
SECTION 3.4	Settlement as to Specific Receivables and Dilution	6
SECTION 3.5	Reconveyance of Receivables	7
ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS
7
SECTION 4.1	Conditions Precedent to Initial Purchase	7
SECTION 4.2	Certification as to Representations and Warranties	8
SECTION 4.3	Additional Originators	8
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS
9
SECTION 5.1	Existence and Power	9
SECTION 5.2	Company and Governmental Authorization, Contravention	9
SECTION 5.3	Binding Effect of Agreement	9
SECTION 5.4	Accuracy of Information	9
SECTION 5.5	Actions, Suits	9
SECTION 5.6	No Material Adverse Effect	9
SECTION 5.7	Names and Location	10
SECTION 5.8	Margin Stock	10
SECTION 5.9	Eligible Receivables	10
SECTION 5.10	Credit and Collection Policy	10

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CONTENTS
Clause	Subject Matter	Page

SECTION 5.11	Investment Company Act	10
SECTION 5.12	No Sanctions	10
SECTION 5.13	Financial Condition	10
SECTION 5.14	Tax Status	10
SECTION 5.15	ERISA	10
SECTION 5.16	Bulk Sales	11
SECTION 5.17	No Fraudulent Conveyance	11
SECTION 5.18	Ordinary Course of Business	11
SECTION 5.19	Perfection; Good Title	11
SECTION 5.20	Reliance on Separate Legal Identity	11
SECTION 5.21	Bankruptcy Opinion	11
SECTION 5.22	Enforceability of Contracts	12
SECTION 5.23	Nature of Pool Receivables	12
SECTION 5.24	Reaffirmation of Representations and Warranties by each Originator	12
ARTICLE VI
COVENANTS OF THE ORIGINATORS
12
SECTION 6.1	Covenants	12
SECTION 6.2	Separateness Covenants	15
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES
16
SECTION 7.1	Rights of the Buyer	16
SECTION 7.2	Responsibilities of the Originators	16
SECTION 7.3	Further Action Evidencing Purchases	17
SECTION 7.4	Application of Collections	17
ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS
17
SECTION 8.1	Purchase and Sale Termination Events	17
SECTION 8.2	Remedies	18
ARTICLE IX
INDEMNIFICATION
18
SECTION 9.1	Indemnities by the Originators	18
ARTICLE X
MISCELLANEOUS
19
SECTION 10.1	Amendments, etc	19
SECTION 10.2	Notices, etc	19

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CONTENTS
Clause	Subject Matter	Page

SECTION 10.3	No Waiver; Cumulative Remedies	19
SECTION 10.4	Binding Effect; Assignability	20
SECTION 10.5	Governing Law	20
SECTION 10.6	Costs, Expenses and Taxes	20
SECTION 10.7	SUBMISSION TO JURISDICTION	20
SECTION 10.8	WAIVER OF JURY TRIAL	21
SECTION 10.9	Captions and Cross References; Incorporation by Reference	21
SECTION 10.10	Execution in Counterparts	21
SECTION 10.11	Acknowledgment and Agreement	21
SECTION 10.12	No Proceeding	21
SECTION 10.13	Limited Recourse	21

SCHEDULES
Schedule I	Location of Each Originator
Schedule II	Location of Books and Records of Originators
Schedule III	Trade Names
Schedule IV	Notice Addresses

EXHIBITS
Exhibit A	Form of Purchase Report
Exhibit B	Form of Subordinated Note
Exhibit C	Form of Joinder Agreement

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This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 28, 2013 is entered into among CELANESE ACETATE LLC, a Delaware limited liability company (“Celanese Acetate”), CELANESE LTD., a Texas limited partnership, and TICONA POLYMERS, INC., a Delaware corporation (together with the other Persons that from time to time become parties hereto as originators, the “Originators” and each, an “Originator”), CELANESE INTERNATIONAL CORPORATION, as initial Servicer (as defined below) (“Celanese International”), and CE RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”).
DEFINITIONS
Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Receivables Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Buyer, as seller, Celanese International Corporation, as initial Servicer (in such capacity, the “Servicer”), the Purchasers and Purchaser Agents from time to time party thereto, and The Bank of Tokyo-Mitsubishi, UFJ, Ltd., New York Branch, as Administrator.
BACKGROUND:
1.    The Buyer is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by Celanese Acetate.
2.    The Originators generate Receivables in the ordinary course of their businesses.
3.    The Originators wish to sell and/or, in the case of Celanese Acetate, contribute Receivables to the Buyer, and the Buyer is willing to purchase and/or accept such Receivables from the Originators, on the terms and subject to the conditions set forth herein.
4.    The Originators and the Buyer intend each such transaction to be a true sale and/or, in the case of Celanese Acetate, an absolute contribution and conveyance of Receivables by each Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Originators and the Buyer do not intend the transactions hereunder to be characterized as a loan from the Buyer to any Originator.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
AGREEMENT TO PURCHASE AND SELL
SECTION 1.1    Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Buyer, and the Buyer agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:
(a)    each Receivable (other than Contributed Receivables as defined in Section 3.1(a)) of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on July 31, 2013 (the “Cut-Off Date”);
(b)    each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date to but excluding the Purchase and Sale Termination Date;
(c)    all of such Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

Purchase and Sale Agreement

(d)    all instruments and chattel paper that may evidence such Receivable;
(e)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(f)    solely to the extent applicable to such Receivable, all of such Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(g)    all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each lock-box address and all Lock-Box Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC); and
(h)    all Collections and other proceeds (as defined in the UCC) of any of the foregoing that are or were received by such Originator on or after the Cut-Off Date, including, without limitation, all funds which either are received by such Originator, the Buyer or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Buyer or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).
All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed. The property, proceeds and rights described in clauses (c) through (h) above, including with respect to any Contributed Receivable, are herein referred to as the “Related Rights”, and the Buyer’s foregoing commitment to purchase Receivables and Related Rights is herein called the “Purchase Facility.”
SECTION 1.2    Timing of Purchases.
(a)    Closing Date Purchases. Effective on the Closing Date, each Originator hereby sells to the Buyer, and the Buyer hereby purchases, such Originator’s entire right, title and interest in (i) each Receivable (other than Contributed Receivables) that existed and was owing to such Originator at the Cut-Off Date, (ii) each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.
(b)    Subsequent Purchases. After the Closing Date, until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated by each Originator shall be, and shall be deemed to have been, sold or contributed, as applicable, by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.
SECTION 1.3    Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators and to reflect all capital contributions in accordance with Article III.
SECTION 1.4    Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the earlier to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Payment Date immediately following the day on which the Originators shall have given written notice to the Buyer, the Administrator and each Purchaser Agent at or prior to 10:00 a.m. (New York City time) that the Originators desire to terminate this Agreement.
SECTION 1.5    Intention of the Parties. It is the express intent of each Originator and the Buyer that each conveyance by such Originator to the Buyer pursuant to this Agreement of the Receivables, including without limitation, all Receivables, if any, constituting general intangibles as defined in the UCC, and all Related Rights be construed as a valid and perfected sale and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. The parties acknowledge that certain terms used under Article 9 of the UCC as enacted in the States of Texas and New York and any other applicable jurisdiction (without distinguishing the applicable jurisdiction, “Article 9”) for secured loan transactions also apply to outright sales of receivables, including “debtor,” “secured party,” and “security interest,” which applies to the Buyer’s outright ownership interest. Thus, such terms, and other terms used in Article 9, will apply to this Agreement, and may be used in this Agreement or in connection with this Agreement and such use does not affect the nature of the outright sale of the Receivables by the Originators to the Buyer. Thus, under the Article 9 drafting convention, the outright sale of the Receivables may be described as a transaction by which the Originators have granted to the Buyer a security interest in, among other things, the Receivables. However, if, contrary to the mutual intent of the parties, any conveyance of Receivables, including without limitation any Receivables constituting general intangibles as defined in the UCC, and all Related Rights is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through such Originator, then, it is the intent of such Originator and the Buyer that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) such Originator shall be deemed to have granted to the Buyer as of the date of this Agreement, and such Originator hereby grants to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in and to: (A) the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder, (B) all monies due or to become due and all amounts received with respect thereto and (C) all books and records of such Originator to the extent related to any of the foregoing.
ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE
SECTION 2.1    Purchase Report. On the Closing Date and on each date when an Information Package is due to be delivered under the Receivables Purchase Agreement (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Buyer and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:
(a)    Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by Celanese Acetate, on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);
(b)    Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by Celanese Acetate, during the calendar month immediately preceding such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and
(c)    the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.4 (a) and (b).
SECTION 2.2    Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator for the Receivables that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=
Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, and (B) a fraction, the numerator of which is the Average Portfolio Turnover (calculated as of the last day of the calendar month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.
“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrator in its sole discretion.
ARTICLE III
CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE
SECTION 3.1    Initial Contribution of Receivables and Initial Purchase Price Payment.
(a)    On the Closing Date, Celanese Acetate shall, and hereby does, contribute to the capital of the Buyer Receivables and Related Rights consisting of each Receivable of Celanese Acetate that exists and is owing to Celanese Acetate on the Closing Date beginning with the oldest of such Receivables and continuing chronologically thereafter such that the equity (taking into account any cash contributions made on or prior to the Closing Date) held by Celanese Acetate in the Buyer, after giving effect to such contribution of Receivables (the value of which shall be determined based on the Purchase Price definition), shall be at least equal to the Required Capital Amount (as defined in Section 3.2). Each Receivable contributed by Celanese Acetate to the capital of the Buyer pursuant to this Section 3.1(a) and Section 3.2 below is herein referred to as a “Contributed Receivable”.
(b)    On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date (i) to the extent the Buyer has cash available therefor, partially in cash (in an amount to be agreed between the Buyer and such Originator and set forth in the initial Purchase Report) and, solely in the case of Celanese Acetate if elected by Celanese Acetate in its sole discretion, by accepting a contribution to the Buyer’s capital and (ii) the remainder by issuing a promissory note in the form of Exhibit B to such Originator (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Subordinated Note”) with an initial principal amount equal to the remaining Purchase Price payable to such Originator not paid in cash or, in the case of Celanese Acetate, contributed to the Buyer’s capital.
SECTION 3.2    Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to each Originator the Purchase Price for the Receivables generated by such Originator on such Payment Date:

(a)    First, in cash to the extent the Buyer has cash available therefor (and such payment is not prohibited under the Receivables Purchase Agreement) and/or, if requested by such Originator, by causing an LC Bank to issue one or more Letters of Credit in accordance with Section 3.3 and on the terms and subject to the conditions of this Article III and the Receivables Purchase Agreement;
(b)    Second, solely in the case of Celanese Acetate, if elected by Celanese Acetate in its sole discretion, to the extent any portion of the Purchase Price remains unpaid, by accepting a contribution of such Receivable and the Related Rights to its capital in an amount equal to such remaining unpaid portion of such Purchase Price; and
(c)    Third, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Subordinated Note shall be automatically increased by an amount equal to the lesser of (x) such remaining unpaid portion of such Purchase Price and (y) the maximum increase in the principal balance of the applicable Subordinated Note that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount;
provided, however, that if more than one Originator is selling Receivables to the Buyer on the date of such purchase, the Buyer shall make cash payments among the Originators in such a way as to minimize to the greatest extent practicable the aggregate principal amounts outstanding under the Subordinated Notes; provided, further, however, that the foregoing shall not be construed to require Celanese Acetate to make any capital contribution to the Buyer. For the avoidance of doubt, no portion of the Purchase Price shall be deemed to remain unpaid for purposes of the foregoing to the extent that a Letter of Credit has been issued and applied as a credit against the Purchase Price pursuant to Section 3.3.
“Net Worth” has the meaning set forth in the Receivables Purchase Agreement.
“Required Capital Amount” means $20,000,000.
The Servicer shall make all appropriate record keeping entries with respect to each of the Subordinated Notes to reflect the foregoing payments and payments and reductions made pursuant to Sections 3.3 and 3.4, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Subordinated Notes at any time. Each Originator hereby irrevocably authorizes the Servicer to mark the Subordinated Notes “CANCELED” and to return such Subordinated Notes to the Buyer upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.
SECTION 3.3    Letters of Credit.
(a)    An Originator may request that the Purchase Price for Receivables sold on a Payment Date be paid by the Buyer procuring the issuance of a Letter of Credit by an LC Bank. Upon the request of an Originator, and on the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement (including any limitations therein on the amount of any such issuance), the Buyer agrees to cause such LC Bank to issue, on the Payment Dates specified by such Originator, Letters of Credit on behalf of the Buyer (and, if applicable, on behalf of, or for the account of, such Originator or an Affiliate of such Originator) in favor of the beneficiaries elected by such Originator or Affiliate of such Originator, with the consent of the Buyer. The aggregate stated amount of the Letters of Credit being issued on any Payment Date on behalf of any Originator or an Affiliate of such Originator shall constitute a credit against the aggregate Purchase Price otherwise payable by the Buyer to such Originator on such Payment Date pursuant to Section 3.2. To the extent that the aggregate stated amount of the Letters of Credit being issued on any Payment Date exceeds the aggregate Purchase Price payable by the Buyer to an Originator on such Payment Date, such excess shall be deemed to be a (i) reduction in the outstanding principal balance of (and, to the extent necessary, the accrued but unpaid interest on) the Subordinated Note payable to such Originator, to the extent the outstanding principal balance (and accrued interest) is greater than such excess and/or (ii) a reduction in the Purchase Price payable on the Payment Dates immediately following the date any such Letter of Credit is issued. In the event that any such Letter of Credit issued pursuant to this Section 3.3 (i) expires or is cancelled or otherwise terminated with all or any portion of its stated amount undrawn, (ii) has its stated amount decreased (for a reason other than a drawing having been made thereunder) or (iii) the Buyer’s Reimbursement Obligation in respect thereof is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to such Originator on the next Payment Date or, if the Buyer does not then have cash available therefor, shall be deemed to be (x) solely in the case of Celanese Acetate, if elected by Celanese Acetate in its sole discretion, a contribution to the capital of the Buyer, and (y) otherwise, added to the outstanding principal balance of the Subordinated Note issued to such Originator. Under no circumstances shall any Originator (or any Affiliate thereof (other than the Buyer)) have any reimbursement or recourse obligations in respect of any Letter of Credit.
(b)    In the event that any Originator requests that any purchases be paid for by the issuance of a Letter of Credit hereunder, such Originator shall on a timely basis provide the Buyer with such information as is necessary for the Buyer to obtain such Letter of Credit from the applicable LC Bank, and shall notify the Buyer, the Servicer, each Purchaser Agent and the Administrator of the allocations described in clause (a) above. Such allocations shall be binding on the Buyer and the applicable Originator, absent manifest error.
(c)    Each Originator agrees to be bound by the terms of each Letter of Credit Application referenced in the Receivables Purchase Agreement and that each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the applicable LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the applicable LC Bank, as determined by such LC Bank, in each case subject to the terms and conditions set forth in the Receivables Purchase Agreement.
SECTION 3.4    Settlement as to Specific Receivables and Dilution.
(a)    If, (i) on the day of purchase of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.9, 5.19, 5.22 or 5.23 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.9, 5.19, 5.22 or 5.23 is no longer true with respect to such Receivable, then the Purchase Price for such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable (or, if such Receivable fails to meet the requirement of Section 5.22 because it is subject to a dispute, counterclaim or hold back defense, adverse claim, litigation or right of set-off or offset or netting arrangement, then the Purchase Price for such Receivable shall be reduced only to the extent described in clause (f) of the definition of “Eligible Receivables”) and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Buyer thereafter receives payment on account of the Outstanding Balance of such Receivable, the Buyer promptly shall deliver such funds to such Originator.
(b)    If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is either (a) reduced or canceled as a result of (i) any defective, rejected or returned goods or services, any cash or other discount, or any failure by an Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of such Contract or invoice or any other adjustment by an Originator, the Servicer or the Buyer which reduces the amount payable by the Obligor on the related Receivable, (iii) any rebates, warranties, allowances or charge-backs, or (iv) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction or dispute and shall be accounted to such Originator as provided in clause (c) below.
(c)    Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)    to the extent of any outstanding principal balance under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note payable to such Originator; and
(ii)    after making any deduction pursuant to clause (i) above, shall be paid in cash to the Buyer by such Originator in the manner and for application as described in the following proviso;
provided, further, that at any time (x) when a Termination Event or an Unmatured Termination Event exists under the Receivables Purchase Agreement or (y) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by such Originator to the Buyer by deposit in immediately available funds into a Lock-Box Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.
SECTION 3.5    Reconveyance of Receivables. In the event that the Purchase Price of a Receivable has been reduced to zero, and the credit for such reduction has been applied pursuant to Section 3.4, the Buyer shall reconvey such Receivable to such Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Buyer.
ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS
SECTION 4.1    Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the condition precedent that the Buyer, the Administrator (as the Buyer’s assignee) and each Purchaser Agent shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance reasonably satisfactory to the Buyer and the Administrator (as the Buyer’s assignee) and each Purchaser Agent:
(a)    a copy of the resolutions or unanimous written consent of the board of directors or other governing body of each Originator approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;
(b)    good standing certificates for each Originator issued as of a recent date acceptable to the Buyer and the Administrator (as the Buyer’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization or formation and each other jurisdiction where such Originator is required to be qualified to transact business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;
(c)    a certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Buyer, the Administrator (as the Buyer’s assignee) and each Purchaser Agent may conclusively rely until such time as the Servicer, the Buyer, the Administrator (as the Buyer’s assignee) and each Purchaser Agent shall receive from such Person a revised certificate meeting the requirements of this clause (c));
(d)    the certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws or other governing documents of such Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of such Originator;
(e)    proper financing statements (Form UCC-1) that have been duly authorized and name each Originator as the debtor/seller and the Buyer as the buyer/assignor (and the Administrator, for the benefit of the

Purchasers, as secured party/assignee) of the Receivables generated by such Originator as may be necessary or, in the Buyer’s or the Administrator’s reasonable opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Buyer’s ownership or security interest in such Receivables and the Related Rights in which an ownership or security interest has been assigned to it hereunder;
(f)    a written search report from a Person satisfactory to the Buyer and the Administrator (as the Buyer’s assignee) listing all effective financing statements that name the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated, as the case may be, prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Buyer hereunder), and tax and judgment lien search reports (including, without limitation, liens of the Pension Benefit Guaranty Corporation) from a Person satisfactory to the Buyer and the Administrator (as the Buyer’s assignee) showing no evidence of such liens filed against any Originator;
(g)    favorable opinions of counsel to the Originators, in form and substance reasonably satisfactory to the Buyer, the Administrator and each Purchaser Agent;
(h)    a Subordinated Note in favor of each Originator, duly executed by the Buyer; and
(i)    Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Buyer’s and the Administrator’s (as the Buyer’s assignee) satisfaction.
SECTION 4.2    Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).
SECTION 4.3    Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer, the Administrator and each Purchaser Agent (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived by the Administrator and each Purchaser Agent on or before the date of such addition:
(a)    the Servicer shall have given the Buyer, the Administrator and each Purchaser Agent at least thirty days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Buyer, the Administrator or any Purchaser Agent may reasonably request;
(b)    such proposed additional Originator shall have executed and delivered to the Buyer, the Administrator and each Purchaser Agent an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);
(c)    such proposed additional Originator shall have delivered to the Buyer, the Administrator (as the Buyer’s assignee) and each Purchaser Agent each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance reasonably satisfactory to the Buyer, the Administrator (as the Buyer’s assignee) and each Purchaser Agent;

(d)    no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing; and
(e)    no Termination Event or Unmatured Termination Event shall have occurred and be continuing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS
In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, each Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold by it hereunder that is contained in the Receivables Purchase Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V:
SECTION 5.1    Existence and Power. Such Originator (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) has the organizational power and authority to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.2    Company and Governmental Authorization, Contravention. The execution, delivery and performance by such Originator of this Agreement and each other Transaction Document to which it is a party (i) are within such Originator’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no authorization, consent, license or exemption from, or filing or registration with, any governmental body, agency or official, except (A) such approvals which have been obtained prior to the Closing Date and remain in full force and effect, (B) the filing of UCC financing statements and continuation statements and (C) such approvals, the absence of which would not reasonably be expected have a Material Adverse Effect, (iv) do not contravene, or constitute a default under, (A) any provision of applicable law or any judgment, injunction, order or decree binding upon such Originator, (B) any provision of the organizational documents of such Originator, (C) any covenant, indenture or agreement of or affecting such Originator or any of its property, in each case, where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (v) do not result in the creation or imposition of any lien prohibited by the Transaction Documents on any property of such Originator.
SECTION 5.3    Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitute the legal, valid and binding obligation of such Originator enforceable against such Originator in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
SECTION 5.4    Accuracy of Information. All information heretofore furnished in writing by such Originator to the Buyer, the Administrator, any Purchaser Agent or any Purchaser for purposes of or in connection with this Agreement or any other Transaction Document is true and accurate in all material respects on the date such information is stated or certified; provided that to the extent any such information was based upon or constitutes a forecast or projection, such Originator represents only that it acted in good faith and utilized assumptions reasonable at the time made.
SECTION 5.5    Actions, Suits. There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of such Originator, threatened in writing against such Originator that (i) purports to adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document or (ii) would reasonably be expected to have a Material Adverse Effect.
SECTION 5.6    No Material Adverse Effect. Since December 31, 2012, there has been no Material Adverse Effect.

SECTION 5.7    Names and Location. Except as described in Schedule III, such Originator has not used any corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto. Such Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I. The office(s) where such Originator keeps its records concerning the Receivables is at the address(es) set forth in Schedule II.
SECTION 5.8    Margin Stock. Such Originator is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Federal Reserve Board), and no Purchase Price payments or proceeds under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
SECTION 5.9    Eligible Receivables. Each Pool Receivable listed as an Eligible Receivable in any Information Package or any other report delivered to the Administrator or included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance on any date is an Eligible Receivable as of the effective date of the information reported in such Information Package or other report or as of the date of such calculation, as the case may be.
SECTION 5.10    Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable sold by it hereunder and each related Contract.
SECTION 5.11    Investment Company Act. Such Originator is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
SECTION 5.12    No Sanctions. Such Originator is not a Sanctioned Person. To such Originator’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. Such Originator and its Affiliates:   (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither such Originator nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.
SECTION 5.13    Financial Condition. The audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2012, the related audited consolidated statement of operations for the fiscal year then ended and the related audited consolidated statement of equity for the fiscal year then ended, copies of which have been furnished to the Administrator and each Purchaser Agent, present fairly in all material respects the consolidated financial position of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied except as noted therein.
SECTION 5.14    Tax Status. Such Originator has (i) timely filed all material tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, which are shown to be due and payable by it in such returns, other than taxes, assessments and other governmental charges being contested in good faith, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Adequate provisions in accordance with GAAP for taxes on the books of such Originator have been made for all open years and for the current fiscal period.
SECTION 5.15    ERISA.
(a)    Each of the Parent and the Parent Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred during the past five years other than a Reportable Event that would not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of Parent and the Parent Subsidiaries and the ERISA Affiliates (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to such Plan), over the value of the assets of such Plan, determined as of the most recent annual valuation date applicable thereto for which a valuation has been completed, would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to each such Plan), over the value of the assets of all such under funded Plans, determined as of the most recent annual valuation dates applicable thereto for which valuations have been completed, would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, individually or when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. None of the Parent, the Parent Subsidiaries or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or would reasonably be expected to have, through increases in the contributions required to be made to such Plan or otherwise, a Material Adverse Effect.
(b)    Each of the Parent and the Parent Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.16    Bulk Sales. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
SECTION 5.17    No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.
SECTION 5.18    Ordinary Course of Business. Each of the Originators and Buyer represents and warrants as to itself that each remittance of Collections by such Originator to the Buyer under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.
SECTION 5.19    Perfection; Good Title. Immediately preceding its sale or contribution of each Receivable hereunder, such Originator was the owner of such Receivable sold or contributed or purported to be sold or contributed, as the case may be, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold or contributed by it, free and clear of any Adverse Claims. On or before the date hereof and before the generation by such Originator of any new Receivable to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership interest in such Receivable against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full. Upon the creation of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority ownership or security interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim.
SECTION 5.20    Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Purchasers, the Purchaser Agents and the Administrator are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator and the Buyer.
SECTION 5.21    Bankruptcy Opinion. The factual statements contained in the bankruptcy opinion delivered by Andrews Kurth LLP on the Closing Date (or at any date thereafter on which such an opinion is delivered to the Administrative Agent and the Purchaser Agents) are, in each case, true and correct with respect to such Originator, including that, no transfer is being made hereunder (A) with the intent to hinder, delay or defraud any Person, (B) when the related Originator is insolvent or expects to become insolvent as a result of the transfers of its Receivables to Buyer, (C) when the related Originator is engaged or expected to engage in a business for which its remaining property represents an unreasonably small capitalization or (D) when the related Originator intends to incur or believes that it will incur indebtedness that it will not be able to repay at maturity .
SECTION 5.22    Enforceability of Contracts. Each Contract related to any Receivable sold or contributed by such Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim and such Originator has fully performed its obligations under such Contract.
SECTION 5.23    Nature of Pool Receivables. All Pool Receivables: (i) were originated by such Originator in the ordinary course of its business, (ii) were sold to Buyer for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act of 1940. The purchase of Pool Receivables with the proceeds of commercial paper notes would constitute a “current transaction” for purposes of Section 3(a)(3) of the Securities Act of 1933, as amended.
SECTION 5.24    Reaffirmation of Representations and Warranties by each Originator. On each day that a new Receivable is created, and when sold or contributed to the Buyer hereunder, such Originator shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day (except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)).
ARTICLE VI
COVENANTS OF THE ORIGINATORS
SECTION 6.1    Covenants. From the date hereof until the Final Payout Date, each Originator will, unless the Administrator and the Buyer shall otherwise consent in writing, perform the following covenants:
(a)    Financial Reporting. Each Originator will maintain a system of accounting established and administered in accordance with GAAP, and each Originator shall furnish to the Buyer, the Administrator and each Purchaser Agent such information as the Buyer, the Administrator or any Purchaser Agent may from time to time reasonably request relating to such system.
(b)    Notice of Termination Events, Unmatured Termination Events, Purchase and Sale Termination Events and Unmatured Purchase and Sale Termination Events. Each Originator will notify the Buyer, the Administrator and each Purchaser Agent in writing promptly upon (but in no event later than five (5) Business Days after) a financial or other officer learning of the occurrence of a Termination Event, Unmatured Termination Event, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event. Such notice shall be given by the chief financial officer or chief accounting officer (or equivalent authorized officer) of the Servicer and shall describe such Termination Event, Unmatured Termination Event, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event, and if applicable, the steps being taken by the Person(s) affected with respect thereto.
(c)    Conduct of Business. Each Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business in each jurisdiction in which its business is conducted, licenses, patents, trademarks, copyrights and other proprietary rights; provided however, that nothing in this paragraph (c) shall prevent any transaction permitted by paragraph (o) below or not otherwise prohibited by this Agreement or any other Transaction Document.
(d)    Compliance with Laws. Each Originator will comply with the requirements of all laws, rules and regulations applicable to its property or business operations, except in such instance where (i) any failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) the requirement to comply therewith is being contested in good faith.
(e)    Furnishing of Information and Inspection of Receivables. Each Originator will furnish or cause to be furnished to the Buyer, the Administrator and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Buyer, the Administrator or any Purchaser Agent may reasonably request. Each Originator will, at such Originator’s expense, during regular business hours upon reasonable prior written notice, permit the Buyer, the Administrator and/or any Purchaser Agent or their agents or representatives to (i) examine and make copies of and abstracts from the books and records relating to the Pool Receivables or other Pool Assets, (ii) visit the offices and properties of such Originator for the purpose of examining such books and records (subject to applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract (so long as any such contractual restrictions are not created in contemplation of preventing the inspection rights under this provision) or by law, regulation or governmental guidelines and in accordance with applicable safety procedures), and (iii) discuss matters relating to the Pool Receivables, other Pool Assets or such Originator’s performance under the Transaction Documents to which it is a party with any of the officers of such Originator and (only during the continuance of a Termination Event) its independent accountants, in each case, having knowledge of such matters; provided, that unless a Termination Event has occurred and is continuing, (A) each Originator shall be required to reimburse the Buyer, the Administrator and Purchaser Agents, together,for only one (1) such audit in any twelve-month period and (B) the Buyer, the Administrator and the Purchaser Agents hereby agree to coordinate their audits.
(f)    Payments on Receivables, Lock-Box Accounts. Each Originator will, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. If any payments on the Pool Receivables or other Collections are received by an Originator or any Celanese Party, it shall hold (or cause such Celanese Party to hold) such payments in trust for the benefit of the Buyer (and the Administrator, the Purchaser Agents and the Purchasers as the Buyer’s assignees) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. The Originators will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement; provided, however, that the Originators may permit Approved Third Party Collections to be received in the applicable Lock-Box Accounts in accordance with the terms of the Receivables Purchase Agreement. The Originators shall not permit funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account; provided, however, that the Originators and the Servicer may permit Approved Third Party Collections to be received in the Lock-Box Accounts in accordance with the terms hereof. If such funds are nevertheless deposited into any Lock-Box Account, and with respect to any Approved Third Party Collections received in the Lock-Box Accounts, the Originators will cause the Servicer to, within three (3) Business Days, transfer such funds out of the Lock-Box Account to (or pursuant to the instructions of) the Person entitled to such funds. The Originators shall only add (or permit the Servicer to add) a Lock-Box Account (or the related Lock-Box), or a Lock-Box Bank to those listed in the Receivables Purchase Agreement, if the Administrator has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Originators shall only terminate (or permit the Servicer to terminate) a Lock-Box Bank or close a Lock-Box Account (or the related Lock-Box) with the prior written consent of the Administrator.
Each Originator shall (or shall cause the Servicer to) maintain systems and records sufficient to promptly identify any Approved Third Party Collections received in the Lock-Box Accounts from time to time. Within three (3) Business Days of receiving any Approved Third Party Collections in any Lock-Box Account, the applicable Originator shall (or shall cause the Servicer to) transfer such funds out of the Lock-Box Account to (or pursuant to the instructions of) the Person entitled to such funds. If so instructed by the Administrator following the occurrence of a Termination Event, the applicable Originator shall (or shall cause the Servicer to) promptly (but not later than two (2) Business Days following such instruction from the Administrator) instruct all payors of Approved Third Party Collections in writing to cease paying Approved Third Party Collections to the Lock-Boxes, which instructions shall also notify such payors of the Seller’s and the Administrator’s ownership and security interests in the Lock-Box Accounts and funds on deposit therein.
(g)    Sales, Liens, etc. Except as otherwise provided herein, no Originator will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Related Rights, or assign any right to receive income in respect thereof.
(h)    Extension or Amendment of Pool Receivables. Except as otherwise permitted by the Receivables Purchase Agreement, no Originator will, or will permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. Each Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(i)    Fundamental Changes. Subject to the limitations imposed by paragraph (o), each Originator shall provide the Buyer and the Administrator at least 30 days’ prior written notice before making any change in such Originator’s name, location or making any other change in such Originator’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or the Receivables Purchase Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Buyer and the Administrator pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.
(j)    Change in Credit and Collection Policy. No Originator will make any material change in the Credit and Collection Policy without the prior written consent of the Administrator and the Majority Purchaser Agents (such consent not to be unreasonably withheld or delayed).
(k)    Records. Each Originator will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(l)    Ownership Interest, Etc. Each Originator shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest in the Pool Receivables, the Related Rights and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Buyer (and the Administrator (on behalf of the Purchasers), as the Buyer’s assignee), including taking such action to perfect, protect or more fully evidence the interest of the Buyer (and the Administrator (on behalf of the Purchasers), as the Buyer’s assignee) as the Buyer, the Administrator or any Purchaser Agent may reasonably request.
(m)    Further Assurances. Each Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Buyer or the Administrator may reasonably request, to perfect, protect or more fully evidence the purchases and contributions made hereunder or under the Receivables Purchase Agreement and/or security interest granted pursuant to the Receivables Purchase Agreement or any other Transaction Document, or to enable the Buyer or the Administrator (on behalf of the Purchasers) to exercise and enforce their respective rights and remedies hereunder, under the Receivables Purchase Agreement or under any other Transaction Document.

(n)    Transaction Information. None of the Originators, any Affiliate of an Originator or any third party with which an Originator or any Affiliate thereof has contracted, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Purchaser Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Purchaser Agent.
(o)    Mergers, Acquisitions, Sales, etc. No Originator shall (i) be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Buyer, the Administrator and each Purchase Agent have each (A) received 30 days’ prior notice thereof, (B) consented in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed), (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrator shall reasonably request and (D) been satisfied that all other action to perfect and protect the interests of the Buyer and the Administrator, on behalf of the Purchasers, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrator shall have been taken by, and at the expense of, such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).
(p)    OFAC. Each Originator will not use the proceeds of the sale of any Receivable under this Agreement to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
SECTION 6.2    Separateness Covenants. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:
(a)    such Originator shall not be involved in the day to day management of the Buyer;
(b)    such Originator shall maintain separate corporate records and books of account from the Buyer and otherwise will observe corporate formalities and have a separate area from the Buyer for its business (which may be located at the same address as the Buyer, and, to the extent that it and the Buyer have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);
(c)    the financial statements and books and records of such Originator shall be prepared after the date of creation of the Buyer to reflect and shall reflect the separate existence of the Buyer; provided, that the Buyer’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Buyer; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Buyer’s assets are not available to satisfy the obligations of such Affiliate;
(d)    except as permitted by the Receivables Purchase Agreement, (i) such Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Buyer and (ii) the Buyer’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Buyer;
(e)    such Originator shall not act as an agent for the Buyer (except in the capacity of Servicer or a Sub-Servicer);

(f)    such Originator shall not conduct any of the business of the Buyer in its own name (except in the capacity of Servicer or a Sub-Servicer);
(g)    such Originator shall not pay any liabilities of the Buyer out of its own funds or assets;
(h)    such Originator shall maintain an arm’s-length relationship with the Buyer;
(i)    such Originator shall not assume or guarantee or become obligated for the debts of the Buyer or hold out its credit as being available to satisfy the obligations of the Buyer;
(j)    such Originator shall not acquire obligations of the Buyer (other than the Subordinated Notes);
(k)    such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Buyer, including, without limitation, shared office space;
(l)    such Originator shall identify and hold itself out as a separate and distinct entity from the Buyer;
(m)    such Originator shall correct any known misunderstanding respecting its separate identity from the Buyer;
(n)    such Originator shall not enter into, or be a party to, any transaction with the Buyer, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(o)    such Originator shall not pay the salaries of the Buyer’s employees, if any; and
(p)    to the extent not already covered in paragraphs (a) through (o) above, such Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 3 of Exhibit IV to the Receivables Purchase Agreement.
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES
SECTION 7.1    Rights of the Buyer. Each Originator hereby authorizes the Buyer, the Servicer or their respective designees or assignees under the Receivables Purchase Agreement (including, without limitation, the Administrator) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, the Administrator shall not take any of the foregoing actions unless a Termination Event has occurred and is continuing.
SECTION 7.2    Responsibilities of the Originators. Anything herein to the contrary notwithstanding:
(a)    Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.
(b)    None of the Buyer, the Servicer, the Purchasers, the Purchaser Agents or the Administrator shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Servicer, the Purchasers, the Purchaser Agents or the Administrator be obligated to perform any of the obligations of such Originator thereunder.

(c)    Each Originator hereby grants to the Administrator an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Termination Event to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer (whether or not from such Originator) in connection with any Receivable sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.
SECTION 7.3    Further Action Evidencing Purchases. On or prior to the Closing Date, each Originator shall mark its master data processing records evidencing Pool Receivables and Contracts with a legend, acceptable to the Buyer and the Administrator, evidencing that the Pool Receivables have been transferred in accordance with this Agreement and none of the Originators or Servicer shall change or remove such notation without the consent of the Buyer and the Administrator. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer, the Administrator or any Purchaser Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Buyer, the Administrator or any Purchaser Agent, such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.
Each Originator hereby authorizes the Buyer or its designee or assignee (including, without limitation, the Administrator) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights sold or otherwise conveyed or purported to be conveyed by it hereunder and now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee or assignee (including, without limitation, the Administrator) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including, without limitation, the Administrator) incurred in connection therewith shall be payable by such Originator.
SECTION 7.4    Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrator) or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.
ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS
SECTION 8.1    Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event” (each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event being referred to herein as an “Unmatured Purchase and Sale Termination Event”):
(a)    The Termination Date shall have occurred; or
(b)    Any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for three (3) Business Days; or
(c)    Any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, that such circumstance shall not constitute a Purchase and Sale Termination Event if such representation or warranty, or such information or report, is part of an

Information Package, is corrected promptly (but not later than two (2) Business Days) after the Originator has knowledge or receives notice thereof; provided, further that no breach of a representation or warranty set forth in Sections 5.9, 5.19, 5.22 or 5.23 shall constitute a Purchase and Sale Termination Event pursuant to this clause (c) if credit has been given for a reduction of the Purchase Price, the outstanding principal balance of the applicable Subordinated Note has been reduced or the applicable Originator has made a cash payment to the Buyer, in any case, as required pursuant to Section 3.4(c) with respect to such breach; or
(d)    Any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue unremedied for thirty (30) days after the such Originator has knowledge or receives written notice thereof.
SECTION 8.2    Remedies.
(a)    Optional Termination. Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the Buyer (and not the Servicer), with the prior written consent of the Administrator shall have the option, by notice to the Originators (with a copy to the Administrator and the Purchaser Agents), to declare the Purchase Facility terminated.
(b)    Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Buyer shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.
ARTICLE IX
INDEMNIFICATION
SECTION 9.1    Indemnities by the Originators. Without limiting any other rights which the Buyer may have hereunder or under applicable law, each Originator, severally and for itself alone, jointly and severally with each other Originator, hereby agrees to indemnify the Buyer and each of its officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities, penalties and related costs and expenses, including reasonable Attorney Costs (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with:
(a)    the breach of any representation or warranty made by such Originator (or any employee, officer or agent of such Originator) under or in connection with this Agreement or any other Transaction Document;
(b)    the transfer by such Originator of any interest in any Pool Receivable other than the transfer of any Pool Receivable and Related Security to the Buyer pursuant to this Agreement and the grant of a security interest to the Buyer pursuant to this Agreement;
(c)    the failure of such Originator to comply with the terms of any Transaction Document or any applicable law (including with respect to any Receivable or Related Security), or the nonconformity of any Pool Receivable or Related Security with any such law;
(d)    the lack of an enforceable ownership interest, or a first priority perfected lien, in the Pool Receivables (and all Related Security) originated by such Originator against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;
(e)    any suit or claim related to the Pool Receivables originated by such Originator (including any products liability or environmental liability claim arising out of or in connection with the chemicals or other property, products or services that are the subject of any Pool Receivable originated by such Originator); and

(f)    any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in the Receivables Pool (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the petrochemicals or other property, products or services to such Receivable or the furnishing or failure to furnish such chemicals or other property, products or services;
provided that such indemnity shall not be available to any Purchase and Sale Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of a Purchase and Sale Indemnified Party, (y) result from a claim brought by such Originator against the Purchase and Sale Indemnified Party for breach of such party’s obligations under this Agreement or under any other Transaction Document, if such Originator has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) constitute recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor.
If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then each of the Originators, severally and for itself, and Celanese International, jointly and severally with each Originator, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.
ARTICLE X
MISCELLANEOUS
SECTION 10.1    Amendments, etc.
(a)    The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer and each Originator, with the prior written consent of the Administrator and the Majority Purchaser Agents.
(b)    No failure or delay on the part of the Buyer, the Servicer, any Originator or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Buyer, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(c)    The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.
SECTION 10.2    Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrator, any Purchaser or any Purchaser Agent, at their respective address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.
SECTION 10.3    No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Originator hereby authorizes the

Buyer, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to the Buyer arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all indebtedness at any time owing by the Buyer to or for the credit or the account of such Originator.
SECTION 10.4    Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Buyer and each Originator and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer, the Administrator and each Purchaser Agent, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.
SECTION 10.5    Governing Law. EXCEPT AS DESCRIBED BELOW, THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. NOTWITHSTANDING THE FOREGOING, THE PARTIES HERETO AGREE THAT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT EFFECTING THE SALE OF RECEIVABLES FROM THE SELLER TO THE BUYER (INCLUDING SECTION 1.1) AND THE INTENT OF THE PARTIES (INCLUDING SECTION 1.5) THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES) SHALL GOVERN.
SECTION 10.6    Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, and Celanese International, jointly and severally with each Originator, agrees to pay on demand:
(a)    to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents; and
(b)    all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees
SECTION 10.7    SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 10.8    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
SECTION 10.9    Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.
SECTION 10.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.
SECTION 10.11    Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Buyer to the Administrator (for the benefit of the Purchasers) pursuant to the Receivables Purchase Agreement, and each Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that the Purchasers, the Purchaser Agents and the Administrator are third-party beneficiaries of the rights of the Buyer arising hereunder and under the other Transaction Documents to which any Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of a Termination Event under the Receivables Purchase Agreement, the Administrator, and not the Buyer, shall have the sole right to exercise all such rights and related remedies.
SECTION 10.12    No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Insolvency Proceeding for at least one year and one day following the Final Payout Date. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 1.4 of the Receivables Purchase Agreement, be used to make such payment. Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.
SECTION 10.13    Limited Recourse. Except as explicitly set forth herein, the obligations of the Buyer under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Buyer. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Buyer. The agreements in this Section 10.13 shall survive any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CE RECEIVABLES LLC,
as Buyer

By:	/s/ Christopher W. Jensen
Name: Christopher W. Jensen
Title: President

CELANESE INTERNATIONAL
CORPORATION,
as Servicer

By:	/s/ Christopher W. Jensen
Name: Christopher W. Jensen
Title: Senior Vice President, Finance

S-1
Purchase and Sale Agreement

CELANESE ACETATE LLC,
as an Originator

By:	/s/ Chuck B. Kyrish
Name: Chuck B. Kyrish
Title: Treasurer

CELANESE LTD.,
as an Originator

By:	Celanese International Corporation,
its general partner

By:	/s/ Chuck B. Kyrish
Name: Chuck B. Kyrish
Title: Treasurer

TICONA POLYMERS, INC.,
as an Originator

By:	/s/ Chuck B. Kyrish
Name: Chuck B. Kyrish
Title: Treasurer

S-2
Purchase and Sale Agreement

Schedule I
LOCATION OF EACH ORIGINATOR

Originator	Location
Celanese Acetate LLC	Delaware
Celanese Ltd.	Texas
Ticona Polymers, Inc.	Delaware

Schedule I-1
Purchase and Sale Agreement

Schedule II
LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

Originator	Location of Books and Records
Celanese Acetate LLC	222 W. Las Colinas Blvd., Ste. 900N Irving, TX 75039
Celanese Ltd.	222 W. Las Colinas Blvd., Ste. 900N Irving, TX 75039
Ticona Polymers, Inc.	222 W. Las Colinas Blvd., Ste. 900N Irving, TX 75039

Schedule II-1
Purchase and Sale Agreement

Schedule III
TRADE NAMES

Celanese Ltd.	MO	Celanese Ltd., L.P.
	SC	Celanese Ltd., L.P.

Schedule III-1
Purchase and Sale Agreement

Schedule IV

NOTICE ADDRESSES
CE Receivables LLC
222 W. Las Colinas Blvd., Ste. 900N, Irving, Texas 75039 U.S.A.
Attn: Christopher W. Jensen
Telephone:    972-443-4000
Facsimile:    972-443-8405
Email:    chris.jensen@celanese.com
With a copy to:
James R. Peacock III
Telephone: 972-443-4000
Email: james.peacock@celanese.com
Celanese International Corporation
222 W. Las Colinas Blvd., Ste. 900N, Irving, Texas 75039 U.S.A.
Attn: Christopher W. Jensen
Telephone:    972-443-4000
Facsimile:    972-443-8405
Email:    chris.jensen@celanese.com
With a copy to:
James R. Peacock III
Telephone: 972-443-4000
Email: james.peacock@celanese.com
Celanese Acetate LLC
222 W. Las Colinas Blvd., Ste. 900N, Irving, Texas 75039 U.S.A.
Attn: Christopher W. Jensen
Telephone:    972-443-4000
Facsimile:    972-443-8405
Email:    chris.jensen@celanese.com
With a copy to:
James R. Peacock III
Telephone: 972-443-4000
Email: james.peacock@celanese.com

Schedule IV-1
Purchase and Sale Agreement

Celanese Ltd.
222 W. Las Colinas Blvd., Ste. 900N, Irving, Texas 75039 U.S.A.
Attn: Christopher W. Jensen
Telephone:    972-443-4000
Facsimile:    972-443-8405
Email:    chris.jensen@celanese.com
With a copy to:
James R. Peacock III
Telephone: 972-443-4000
Email: james.peacock@celanese.com
Ticona Polymers, Inc.
222 W. Las Colinas Blvd., Ste. 900N, Irving, Texas 75039 U.S.A.
Attn: Christopher W. Jensen
Telephone:    972-443-4000
Facsimile:    972-443-8405
Email:    chris.jensen@celanese.com
With a copy to:
James R. Peacock III
Telephone: 972-443-4000
Email: james.peacock@celanese.com

Schedule IV-2
Purchase and Sale Agreement

Exhibit A
FORM OF PURCHASE REPORT

Originator:	[Name of Originator]

Purchaser:	CE Receivables LLC

Payment Date:	________________ ___, 20___

1.	Outstanding Balance of Receivables Purchased:

2.	Fair Market Value Discount:

1/{1 + (Prime Rate x Average Portfolio Turnover} 365

Where:

Prime Rate = __________

Average Portfolio Turnover = __________

3.	Purchase Price (1 x 2) = $ __________

4.	Reductions in the Purchase Price

5.	Net Purchase Price (3 – 4) = $ __________

Exhibit A-1
Purchase and Sale Agreement

Exhibit B
SUBORDINATED NOTE
New York, New York
[____], 20[__]
FOR VALUE RECEIVED, the undersigned, CE RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”), promises to pay to [________________], a [______________] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Buyer from the Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.
1.Purchase and Sale Agreement. This Subordinated Note is one of the Subordinated Notes described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement dated as of August 28, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), among the Buyer, Celanese International Corporation, as Servicer, the Originator, and the other originators from time to time party thereto. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Buyer and the Originator.
2.Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:
“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.
“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Termination Date.
“Senior Interests” means, collectively, (i) all accrued Discount on the Purchased Interest, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Sections 1.7, 1.8, 1.10, 1.14, 1.19, 3.1, 3.2 or 5.4 of the Receivables Purchase Agreement, (iv) the Aggregate Capital and (v) all other obligations of the Buyer and the Servicer that are due and payable, to (a) the Purchasers, the Purchaser Agents, the Administrator and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Buyer or anyone else, to collect such interest.
“Senior Interest Holders” means, collectively, the Purchasers, the Purchaser Agents, the Administrator and the Indemnified Parties and Affected Persons.
“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.
3.Interest. Subject to the Subordination Provisions set forth below, the Buyer promises to pay interest on this Subordinated Note as follows: to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate minus 150 basis points.

Exhibit B-1
Purchase and Sale Agreement

4.Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Buyer shall pay accrued interest on this Subordinated Note on each Monthly Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Monthly Settlement Date at the time of such principal payment.
5.Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be.
6.Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Subordinated Note shall be made as follows:
(a)The principal amount of this Subordinated Note shall be reduced by an amount equal to each payment deemed made pursuant to Sections 3.3 or 3.4 of the Purchase and Sale Agreement; and
(b)The entire remaining unpaid Purchase Price of all Receivables purchased by the Buyer from the Originator pursuant to the Purchase and Sale Agreement shall be paid on the Final Maturity Date.
Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Subordinated Note may be prepaid by, and in the sole discretion of the Buyer, on any Business Day without premium or penalty.
7.Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.
8.Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Buyer agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.
9.Subordination Provisions. The Buyer covenants and agrees, and the Originator and any other holder of this Subordinated Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Subordinated Note, likewise covenants and agrees on behalf of itself and any Holder, that the payment of the principal amount of and interest on this Subordinated Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:
(a)    No payment or other distribution of the Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Subordinated Note except to the extent such payment or other distribution is (i) permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Subordinated Note;
(b)    In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Buyer or any sale of all or substantially all of the assets of the Buyer other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any payment or distribution in respect of this Subordinated Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Subordinated Note to which the Holder would be entitled except for this clause (b) shall be made directly to the Administrator (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Subordinated Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrator (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been

Exhibit B-2
Purchase and Sale Agreement

paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrator (acting on behalf of the Purchasers), may in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Subordinated Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;
(c)    In the event that the Holder receives any payment or other distribution of any kind or character from the Buyer or from any other source whatsoever, in respect of this Subordinated Note, other than as expressly permitted by the terms of this Subordinated Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to the Administrator (for the benefit of the Senior Interest Holders) forthwith. The Holder will mark its books and records so as clearly to indicate that this Subordinated Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Administrator in respect of this Subordinated Note, to the extent received in or converted into cash, may be applied by the Administrator (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Subordinated Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Administrator (in the order of application set forth in Section 1.4(d) of the Receivables Purchase Agreement) toward the payment of the Senior Interests; but as between the Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;
(d)    Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Subordinated Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Subordinated Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement;
(e)    These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Subordinated Note is intended to or shall impair, as between the Buyer, its creditors (other than the Senior Interest Holders) and the Holder, the Buyer’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Buyer (other than the Senior Interest Holders);
(f)    The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Subordinated Note or any rights in respect hereof or (ii) convert this Subordinated Note into an equity interest in the Buyer, unless the Holder shall, in either case, have received the prior written consent of the Administrator;
(g)    The Holder shall not, without the advance written consent of the Administrator and Purchaser, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Buyer until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;
(h)    If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or

Exhibit B-3
Purchase and Sale Agreement

otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;
(i)    Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;
(j)    The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;
(k)    Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and
(l)    These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrator may proceed to enforce such provisions on behalf of each of such Persons.
10.General. No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Buyer and the Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.
11.Maximum Interest. Notwithstanding anything in this Subordinated Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise be payable under this Subordinated Note would exceed the Highest Lawful Rate, or if the holder of this Subordinated Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Buyer under this Subordinated Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Buyer under this Subordinated Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Buyer or any interest paid by the Buyer in excess of the Highest Lawful Rate shall be refunded to the Buyer. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Subordinated Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the

Exhibit B-4
Purchase and Sale Agreement

Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.
12.Governing Law. THIS SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
13.Captions. Paragraph captions used in this Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Subordinated Note.

Exhibit B-5
Purchase and Sale Agreement

IN WITNESS WHEREOF, the Buyer has caused this Subordinated Note to be executed as of the date first written above.

CE RECEIVABLES LLC

By:
Name:
Title:

Exhibit B-6
Purchase and Sale Agreement

Exhibit C
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT, dated as of ___________, 20___ (this “Agreement”) is executed by__________, a ______________ organized under the laws of __________ (the “Additional Originator”), with its principal place of business located at __________.

BACKGROUND:
A.CE Receivables LLC, a Delaware limited liability company (the “Buyer”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of August 28, 2013 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”).
B.The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:
SECTION 1.Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement).
SECTION 2.Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant Transaction Documents. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.
SECTION 3.Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that its location (as defined in the applicable UCC) is [____________________], and the offices where the Additional Originator keeps all of its records concerning the Receivables is as follows:

SECTION 4.Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any otherwise applicable conflicts of law principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). This Agreement is executed by the Additional Originator for the benefit of the Buyer, and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.
[Signature Pages Follow]

Exhibit C-1
Purchase and Sale Agreement

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:
Name:
Title:

Consented to:

CE RECEIVABLES LLC

By:
Name:
Title:

Acknowledged by:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH
as Administrator

By:
Name:
Title:

[PURCHASER AGENTS]

By:
Name:
Title:

CELANESE US HOLDINGS LLC

By:
Name:
Title:

Exhibit C-2
Purchase and Sale Agreement